REVOLVING LINE OF CREDIT AGREEMENT

This Revolving Line of Credit Agreement (this “CREDIT AGREEMENT”) is made and entered into as of the 15th day of May, 2013, by and between AR CAPITAL, LLC, a Delaware limited liability company (“LENDER”), and ARC REALTY FINANCE TRUST, INC., a Maryland corporation (“BORROWER”).

In consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

    1. LINE OF CREDIT. Lender hereby establishes for a period extending to May 15, 2014 (provided, however, Borrower shall have the right, upon advance notice to Lender, to two extensions of the period of this Credit Agreement for up to one year each) (such date, as may be extended, the “MATURITY DATE”) a revolving line of credit (the “CREDIT LINE”) for Borrower in the principal amount of Five Million Dollars ($5,000,000.00) (the “CREDIT LIMIT”). In connection herewith, Borrower shall execute and deliver to Lender a Promissory Note in the amount of the Credit Limit and in form and content satisfactory to Lender. All sums advanced on the Credit Line or pursuant to the terms of this Credit Agreement (each an “ADVANCE”) shall become part of the principal of said Promissory Note.

    2. ADVANCES. Any request for an Advance may be made from time to time and in such amounts as Borrower may choose; provided, however, any requested Advance will not, when added to the outstanding principal balance of all previous Advances, exceed the Credit Limit. Requests for Advances may be made orally or in writing by such officer of Borrower authorized by it to request such Advances. Lender may refuse to make any requested Advance if an event of default has occurred and is continuing hereunder either at the time the request is given or the date the Advance is to be made, or if an event has occurred or condition exists which, with the giving of notice or passing of time or both, would constitute an event of default hereunder as of such dates. The funds from the Advances shall be used by Borrower to fund the short-term borrowing needs of Borrower in connection with the acquisition by Borrower of certain commercial real estate debt investments.

    3. INTEREST. All sums advanced pursuant to this Credit Agreement shall bear interest from the date each Advance is made until paid in full at the rate of three and one-quarter percent (3.25%) per annum (the “EFFECTIVE RATE”).

    4. REPAYMENT. Unless sooner accelerated as provided in this Credit Agreement upon the occurrence of an event of default, Borrower shall pay accrued interest on the outstanding principal balance on a quarterly basis commencing on July 1, 2013, and continuing on the first day of each calendar quarter thereafter. The entire unpaid principal balance, together with any accrued interest and other unpaid charges or fees hereunder, shall be due and payable on the Maturity Date. All payments shall be made to Lender at such place as Lender may, from time to time, designate. All payments received hereunder shall be applied, first, to any costs or expenses incurred by Lender in collecting such payment or to any other unpaid charges or expenses due hereunder; second, to accrued interest; and third, to principal. Borrower may prepay principal at any time without penalty.

    5. REPRESENTATIONS AND WARRANTIES. In order to induce Lender to enter into this Credit Agreement and to make the advances provided for herein, Borrower represents and warrants to Lender as follows:

    a. Borrower (i) is duly organized and subsisting under the laws of the State of Maryland, (ii) has the power and authority and the legal right to own and operate its property, and to conduct the business in which it is currently engaged, and (iii) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a material adverse effect, is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership or operation of property or the conduct of its business require such qualification.

    b. Borrower has the authority and power to execute and deliver any document required hereunder and to perform any condition or obligation imposed under the terms of such documents.

    c. The execution, delivery and performance of this Credit Agreement and each document incident hereto will not violate any provision of any applicable law, regulation, order, judgment, decree, article of incorporation, by-law, indenture, contract, agreement, or other undertaking to which Borrower is a party, or which purports to be binding on Borrower or its assets and will not result in the creation or imposition of a lien on any of its assets.

    d. There is no action, suit, investigation, or proceeding pending or, to the knowledge of Borrower, threatened, against or affecting Borrower or any of its assets which, if adversely determined, would have a material adverse effect on the financial condition of Borrower or the operation of its business.

    6. EVENTS OF DEFAULT. An event of default will occur if any of the following events occurs:

    a. Failure to pay any principal or interest hereunder within ten (10) days after the same becomes due.

    b. Any representation or warranty made by Borrower in this Credit Agreement or in connection with any borrowing or request for an Advance hereunder, or in any certificate, financial statement, or other statement furnished by Borrower to Lender is untrue in any material respect at the time when made.

    c. Default by Borrower in the observance or performance of any other covenant or agreement contained in this Credit Agreement, other than a default constituting a separate and distinct event of default under this Paragraph 6.

    d. Filing by Borrower of a voluntary petition in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended or under any other insolvency act or law, state or federal, now or hereafter existing.

    e. Filing of an involuntary petition against Borrower in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, and the continuance thereof for sixty (60) days undismissed, unbonded, or undischarged.

    7. REMEDIES. Upon the occurrence of an event of default as defined above, Lender may declare the entire unpaid principal balance, together with accrued interest thereon, to be immediately due and payable without presentment, demand, protest, or other notice of any kind. Lender may suspend or terminate any obligation it may have hereunder to make additional Advances. To the extent permitted by law, Borrower waives any rights to presentment, demand, protest, or notice of any kind in connection with this Credit Agreement. No failure or delay on the part of Lender in exercising any right, power, or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided herein are cumulative and not exclusive of any other rights or remedies provided at law or in equity. Borrower agrees to pay all costs of collection incurred by reason of the default, including court costs and reasonable attorney's fees.

    8. NOTICE. Any written notice will be deemed effective on the date such notice is placed, first class, postage prepaid, in the United States mail, addressed to the party to which notice is being given as follows:

Lender:	AR Capital, LLC 405 Park Avenue, 12th Floor New York, NY 10022 Attn: Brian S. Block

Borrower:	ARC Realty Finance Trust, Inc. 405 Park Avenue, 12th Floor New York, NY 10022 Attn: Donald MacKinnon

    9. GENERAL PROVISIONS. All representations and warranties made in this Credit Agreement and the Promissory Note and in any certificate delivered pursuant thereto shall survive the execution and delivery of this Credit Agreement and the making of any loans hereunder. This Credit Agreement will be binding upon and inure to the benefit of Borrower and Lender, their respective successors and assigns, except that Borrower may not assign or transfer its rights or delegate its duties hereunder without the prior written consent of Lender. This Credit Agreement, the Promissory Note, and all documents and instruments associated herewith will be governed by and construed and interpreted in accordance with the laws of the State of New York. Time is of the essence hereof. This Credit Agreement will be deemed to express, embody, and supersede any previous understanding, agreements, or commitments, whether written or oral, between the parties with respect to the general subject matter hereof. This Credit Agreement may not be amended or modified except in writing signed by the parties.

    EXECUTED as of the day and year first written above.

LENDER:
AR CAPITAL, LLC
By: /s/ Brian S. Block
Name: Brian S. Block Title: Member

BORROWER:
ARC REALTY FINANCE TRUST, INC.
By: /s/ Nicolas Radesca
Name: Nicholas Radesca Title: Chief Financial Officer & Treasurer

PROMISSORY NOTE

$5,000,000.000	New York, New York May 15, 2013

    This Promissory Note (the “NOTE”) is made and executed as of the date set forth above by ARC REALTY FINANCE TRUST, INC., a Maryland corporation (the “BORROWER”). For value received, Borrower promises and agrees to pay to the order of Lender, at 405 Park Avenue, 12th Floor, New York, New York 10022, or at such other place as Lender may designate in writing, the principal sum of Five Million and 00/100 Dollars ($5,000,000.00), or the aggregate unpaid principal amount of all advances made by Lender to Borrower pursuant to the terms of a Revolving Line of Credit Agreement (the “CREDIT AGREEMENT”) of even date herewith, whichever is less, together with interest thereon from the date each advance is made, until paid in full, both before and after judgment, at the rate of three and one-quarter percent (3.25%) per annum.

Borrower shall pay accrued interest on the outstanding principal balance on a quarterly basis commencing on July 1, 2013, and continuing on the first day of each calendar quarter thereafter. The entire unpaid principal balance, together with any accrued interest and other unpaid charges or fees hereunder, shall be due and payable on the Maturity Date (as defined in the Credit Agreement).

    Prepayment in whole or part may occur at any time hereunder without penalty; provided that Lender shall be provided with not less than three (3) days’ notice of Borrower's intent to pre-pay; and provided further that any such partial prepayment shall not operate to postpone or suspend the obligation to make, and shall not have the effect of altering the time for payment of the remaining balance of the Note as provided for above, unless and until the entire obligation is paid in full. All payments received hereunder shall be applied, first, to any costs or expenses incurred by Lender in collecting such payment or to any other unpaid charges or expenses due hereunder; second, to accrued interest; and third, to principal.

    An event of default will occur if any of the following events occurs: (a) failure to pay any principal or interest hereunder within ten (10) days after the same becomes due; (b) if any representation or warranty made by Borrower in the Credit Agreement or in connection with any borrowing or request for an advance thereunder, or in any certificate, financial statement, or other statement furnished by Borrower to Lender is untrue in any material respect at the time when made; (c) default by Borrower in the observance or performance of any other covenant or agreement contained in the Credit Agreement, other than a default constituting a separate and distinct event of default under Paragraph 6 of the Credit Agreement; (d) filing by Borrower of a voluntary petition in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended or under any other insolvency act or law, state or federal, now or hereafter existing; or (e) filing of an involuntary petition against Borrower in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the

Bankruptcy Code as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, and the continuance thereof for sixty (60) days undismissed, unbonded, or undischarged.

    Any notice or demand to be given to the parties hereunder shall be deemed to have been given to and received by them and shall be effective when personally delivered or when deposited in the U.S. mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to the party at his or its last known address, or at such other address as the one of the parties may hereafter designate in writing to the other party.

    Borrower hereof waives presentment for payment, protest, demand, notice of protest, notice of dishonor, and notice of nonpayment, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time by Lender without in any way affecting its liability hereunder.

    In the event any payment under this Note is not made at the time and in the manner required, Borrower agrees to pay any and all costs and expenses which may be incurred by Lender hereof in connection with the enforcement of any of its rights under this Note or under any such other instrument, including court costs and reasonable attorneys' fees.

    This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York.

BORROWER:
ARC REALTY FINANCE TRUST, INC.
By: /s/ Nicolas Radesca
Name: Nicholas Radesca Title: Chief Financial Officer & Treasurer